As filed with the Securities and Exchange Commission on January 27, 2005

                                                           Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                           WEINGARTEN REALTY INVESTORS
             (Exact name of registrant as specified in its charter)

                  TEXAS                                     74-1464203
       (State or other jurisdiction                      (I.R.S. Employer
     of incorporation or organization)                  Identification No.)

                       2600 CITADEL PLAZA DRIVE, SUITE 300
                              HOUSTON, TEXAS 77008
                                 (713) 866-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ________________
                               ANDREW M. ALEXANDER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           WEINGARTEN REALTY INVESTORS
                       2600 CITADEL PLAZA DRIVE, SUITE 300
                              HOUSTON, TEXAS 77008
                                 (713) 866-6000
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ________________
                                   Copies to:

                                BRYAN L. GOOLSBY
                                  GINA E. BETTS
                            LOCKE LIDDELL & SAPP LLP
                          2200 ROSS AVENUE, SUITE 2200
                               DALLAS, TEXAS 75201
                                 (214) 740-8000
                                ________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                                                  CALCULATION OF REGISTRATION FEE
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Title of Each Class of Securities       Amount to be   Proposed Maximum Aggregate   Proposed Maximum Aggregate       Amount of
to be Registered                         Registered        Price Per Share (1)            Offering Price         Registration Fee
--------------------------------------  ------------  ----------------------------  ---------------------------  -----------------
Common Shares of Beneficial Interest,      68,508         $         37.67               $     2,580,696.36         $     303.75
..03 par value per share
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(1)  Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the high and low sales prices of the common shares on the New York Stock Exchange on January 20, 2005.

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 _______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED JANUARY 27, 2005


                           WEINGARTEN REALTY INVESTORS

                              68,508 COMMON SHARES
                             OF BENEFICIAL INTEREST

                                ________________

     This prospectus relates to the possible redemption by us of your Class A Partnership Units (the "Units") of WRI Greenhouse, L.P. for up to an aggregate of 68,508 common shares of beneficial interest, par value $.03 per share. You will receive 1.5 common shares for each Unit you redeem (after accounting for the three-for-two split of our common shares effective in March 2004). We will not receive any proceeds from the issuance to you of the common shares.

     We are registering the common shares being offered by this prospectus in order to permit the recipient thereof to sell such shares without restriction, in the open market or otherwise; however, the registration of such common shares does not necessarily mean that any of the Units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the recipient thereof.

     Our common shares are listed on the New York Stock Exchange under the symbol "WRI." On January 25, 2005, the closing sale price on the New York Stock Exchange for our common shares was $36.25 per share.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000.

                                  ____________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES DISCUSSED IN THIS PROSPECTUS, NOR HAVE THEY DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY __, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information.


                                TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Statements . . . . . . . .   (i)
About This Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . .     1
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Redemption of Units. . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . .     3
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . .    16
Incorporation of Documents by Reference. . . . . . . . . . . . . . . . . .    17

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "plans," "intends," "estimates," "anticipates," "expects," "believes" or similar expressions in this prospectus and the applicable prospectus summary. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict.

     For these statements, we claim the protection of the safe harbor forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus and the applicable prospectus summary or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this
section.   We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus and the applicable prospectus summary.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus only provides you with a general description of the securities being issued. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

     All references to "we," "our" and "us" in this prospectus mean Weingarten Realty Investors and all entities owned or controlled by us, except where it is made clear that the term means only the parent company. All references to the "Operating Partnership" in this prospectus mean our controlled subsidiary, WRI Greenhouse, L.P.

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own neighborhood and community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

     As of September 30, 2004, we owned or had an equity interest in operating properties consisting of approximately 46.1 million square feet of building area. These properties consist of 284 shopping centers generally in the 100,000 to 400,000 square foot range and 62 industrial projects. Our properties are located in 20 states that span the southern half of the United States from coast to coast. Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. As of September 30, 2004, we leased to approximately 5,000 different tenants under approximately 6,800 separate leases. The weighted average occupancy rate of all of our improved properties as of September 30, 2004 was 94.2%.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the common shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the issuance of our common shares when you elect to have us redeem your Class A Partnership Units in the Operating Partnership.

     Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, on or after January 28, 2005, you have the right to require us to redeem Units you hold. At our option, each Unit may be redeemed for 1.5 of our common shares. You may not redeem Units unless you redeem at least (1) 1,000 Units, or (2) if you hold less than 1,000 Units, the total number of Units you hold. For a more detailed description of how to redeem your Units, see "Redemption of Units."

     We are registering the common shares covered by this prospectus in order to permit the recipient thereof to sell such shares without restriction, in the open market or otherwise; however, the registration of such common shares does not necessarily mean that any of the Units will be submitted for redemption or that any of such common shares to be issued upon such redemption will be offered or sold by the recipient thereof. We are registering the common shares pursuant to the provisions of the registration rights agreement among us, the Operating Partnership, the Unitholders and certain other parties.

     We will not receive any cash proceeds from the redemption of the Units and the issuance of the common shares. We will pay all expenses incident to the registration of the common shares.

                               REDEMPTION OF UNITS

     Each Unit holder may, subject to certain limitations, require that the Operating Partnership redeem its Units, by delivering a notice to Weingarten Realty Investors, the general partner of the Operating Partnership. Upon redemption, such Unit holder will receive 1.5 common shares for each Unit that is elected to be redeemed by such Unit holder (after accounting for the three-for-two split of our common shares effective March 2004).

     We anticipate that we may elect to satisfy any redemption right exercised by a Unit holder through our issuance of common shares, whereupon we will acquire, and become the owner of, the Units being redeemed. Such an acquisition of Units by us will be treated as a sale of the Units by the redeeming Unit holders to us for federal income tax purposes. See "Federal Income Tax Consequences - Tax Consequences of Redemption." Upon redemption, such Unit holder's right to receive distributions from the Operating Partnership with respect to the Units redeemed will cease. The Unit holder will have rights as our shareholder, including the receipt of dividends, from the time of its acquisition of common shares issued in connection with the redemption of its Units. If you receive common shares on a record date for certain distributions as a holder of Units, such distributions shall be reduced by any dividend to which you are entitled on such date as a holder of common shares.

     You must notify us of your desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from us. You may not redeem Units unless you redeem at least (1) 1,000 Units, or (2) if you hold less than 1,000 Units, the total number of Units you hold. No redemption can occur if the delivery of common shares would be prohibited under the provisions of our declaration of trust, would adversely affect our ability to continue to qualify as a REIT or subject us to additional taxes under Section 857 or Section 4981 of the Internal Revenue Code, or would be prohibited under applicable federal or state securities laws or regulations. In addition, we will not redeem any Units to the extent they are subject to any liens or other encumbrances, if you cannot give us adequate assurances that the Units will be free of such or if you refuse to fully indemnify us in the event they are not.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of material federal income tax consequences that may be relevant to a Unit holder is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a Unit holder in light of the Unit holder's particular circumstances or to certain types of Unit holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH UNIT HOLDER IS ADVISED TO CONSULT WITH THE UNIT HOLDER'S OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE UNIT HOLDER OF THE REDEMPTION OF THE UNIT HOLDER'S UNITS AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH REDEMPTION, PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1985. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

     We have received an opinion from Locke Liddell & Sapp LLP, our legal counsel, to the effect that we qualified as a REIT under the Internal Revenue Code for our taxable year ended December 31, 2004, and that our proposed manner of operation and diversity of equity ownership should enable us to continue to satisfy the requirements for qualification as a REIT in calendar year 2005 if we operate in accordance with our representations concerning our intended method of operation. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of share ownership.

     Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See "-- Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and the holders of our securities. This summary is qualified in its entirety by the applicable

Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

     Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding capital shares, unless the trust managers (including a majority of the independent trust managers) are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert common shares into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided below, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See "-Failure to Qualify as a REIT." We may also qualify for relief under certain other provisions. See the section below entitled "-Relief from Certain Failures of the REIT Qualification Requirements."

     To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records.

     Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments.

     The Internal Revenue Code allows a REIT to own and operate properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.

     In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the

REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

     75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

     -    rents from real property;

     -    interest on loans secured by real property;

     - gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

     - income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

     - distributions on, or gain from the sale of, shares of other qualifying REITs;

     -    abatements and refunds of real property taxes;

     - amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and - "qualified temporary investment income" (described below).

     In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories.

     Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipts or sales. We do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest.

     A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income or through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the gross income from non-customary services with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."

     We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services.

     Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% GROSS INCOME TEST. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.

     If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if, following the identification of such failure, (1) we file a description of each item of our gross income in accordance with regulations prescribed by Treasury, and (2) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. Beginning in the 2005 tax year, we would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for that year times a fraction intended to reflect our profitability. See "-Taxation as a REIT."

     PROHIBITED TRANSACTION INCOME. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     CHARACTER OF ASSETS OWNED. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

     Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own (1) securities of any one non-governmental issuer (other than a taxable REIT subsidiary) that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, securities of a single taxable REIT subsidiary may represent more than 5% of the value of the total assets but not more than 20% of the value of a REIT's total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we could cease to qualify as a REIT.

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available for failures of the 5% asset test and the 10% asset tests if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or for the failure of any asset test if (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

     ANNUAL DISTRIBUTIONS TO SHAREHOLDERS. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

     A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year.

     Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

     We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed).

     Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may have to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

TAXATION AS A REIT

     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends. Because excess shares will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct our dividend payments.

     Even as a REIT, we will be subject to tax in certain circumstances as follows:

     - we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%);

     - a confiscatory tax of 100% applies to any net income from prohibited transactions;

     - beginning in the 2005 tax year, if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability;

     - beginning in the 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

     - beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the rules providing relief from asset test failures, described above), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

     - we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders;

     - if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year,
          (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

     - we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period; and

     - we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     In addition, a tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

     - Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

     - The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the service.

     - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

     - Beginning in the 2005 taxable year, the prior rule that redetermined rents do not include amounts received directly or indirectly by a REIT for customary services does not apply.

     Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

RELIEF FROM CERTAIN FAILURES OF THE REIT QUALIFICATION PROVISIONS

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the rules providing relief from asset test failures, described above), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

FAILURE TO QUALIFY AS A REIT

     For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income.

     Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common shares. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used herein, the term "taxable U.S. shareholder" means a holder of our shares that for U.S. federal income tax purposes is

     -    a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States, any of its states or the District of Columbia;

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall be considered taxable U.S. shareholders.

     If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

     Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of current and our accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares, if any, and then to the common shares.

     Dividends we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 15% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

     - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

     - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

     -    receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and - in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain.

     Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

     Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received. All or a portion of any loss a taxable U.S. shareholder realizes upon a taxable disposition of shares may be disallowed if the taxable U.S. shareholder purchases substantially identical shares within the 61-day period beginning 30 days before and ending 30 days after the disposition.

     In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items. Also, dividend distributions would be "qualified dividend income," which in the hands of individual shareholders is taxable at the long-term capital gain rates for individuals.

     The tax rate on both dividends and long-term capital gains for most non-corporate taxpayers is 15% until 2008. This reduced maximum tax rate generally does not apply to ordinary REIT dividends, which continue to be subject to tax at the higher tax rates applicable to ordinary income (a maximum rate of 35%). The 15% maximum tax rate, however, does apply to (1) long-term capital gains recognized on the disposition of REIT shares; (2) REIT capital gain distributions (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate), (3) REIT dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, and (4) REIT dividends attributable to income that was subject to corporate income tax at the REIT level (e.g., when the REIT distributes taxable income that had been retained and taxed at the REIT level in the prior taxable year).

BACKUP WITHHOLDING

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold a tax from any dividends payable to that shareholder. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. The IRS has confirmed that a REIT's distributions to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. A tax-exempt entity may be subject to unrelated business taxable income, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the 5/50 rule described above under "-REIT Qualification," generally, any shares held by tax-exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

     One of these trusts owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 5/50 rule discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital shares will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital shares. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN INVESTORS

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files on IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

     Under certain Treasury Regulations, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

     For periods through the 2004 taxable year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Beginning in the 2005 taxable year, the above taxation under FIRPTA of distributions attributable to gains from our sales or exchanges of United States real property interests (or such gains that are retained and deemed to be distributed) will not apply, provided our common shares are "regularly traded" on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the common stock at any time during the taxable year. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected to a U.S. trade or business, as described earlier.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our common shares may be required to withhold 10% of the gross purchase price.

STATE AND LOCAL TAXES

     We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, Unit holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.

TAX CONSEQUENCES OF REDEMPTION

     The following summarizes certain United States federal income tax considerations that may be relevant to a Unit holder who exercises the right to require the redemption of Units.

     If a Unit holder exercises the right to require the redemption of Units and we elect to acquire the Units in exchange for common shares and/or cash, the acquisition will be treated as a sale of Units for federal income tax purposes. The sale will be fully taxable to the Unit holder. The selling Unit holder generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the fair market value of the shares received and the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the sale.

     If we elect not to acquire the Units and instead redeem the Unit holder's Units for cash, the tax consequences would be as described in the previous paragraph. If the Operating Partnership redeems less than all of a Unit holder's Units, we intend to treat the transaction as a sale by the Unit holder of the Unit holder's Units to us, and expect that the sale will be taxable to the Unit holder. However, in such event, and subject to the "disguised sale" rules discussed below, the Unit holder may be able to take the position that the transaction is a partnership distribution and as such the Unit holder would recognize taxable gain only to the extent that the cash plus the amount of any Operating Partnership liabilities allocable to the redeemed Units exceeded the Unit holder's adjusted basis in all of such Unit holder's Units immediately before the redemption. In either event, however, upon a partial redemption of Units, the Unit holder would not recognize any loss occurring on the transaction. EACH UNIT HOLDER SHOULD CONSULT WITH THE UNIT HOLDER'S OWN TAX ADVISOR FOR THE SPECIFIC TAX CONSEQUENCES RESULTING FROM A REDEMPTION OF UNITS.

     The method used by the Operating Partnership to allocate its liabilities to its partners may result in varying amounts of such liabilities being allocated to different Unit holders. Under the method of allocation used by the Operating Partnership, it is possible that Unit holders who hold an identical amount of Units are allocated different amounts of liabilities of the Operating Partnership for federal income tax purposes.

     If a holder's Units are redeemed or a Unit holder otherwise disposes of the Unit holder's Units, the determination of the gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in those Units. Upon the sale of Units, the amount realized will be the sum of the cash or fair market value of common shares or other property received plus the reduction in the amount of any Operating Partnership liabilities allocable to the Unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any Operating Partnership liabilities exceeds the Unit holder's basis in the Unit holder's Units, such Unit holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of the shares received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units should be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a Unit attributable to a Unit holder's share of unrealized receivables of the Operating Partnership (as defined in section 751 of the Internal Revenue Code) exceeds the basis attributable to those assets, however, this excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of the Unit.

     For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions constituting "unrecaptured Section 1250 gain" (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that the individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the Units (the "25% Amount"). Provided that the Units are held as a long-term capital asset, such Unit holders would be subject to a maximum rate of tax of 15% of the difference, if any, between any gain on the sale or disposition of the Units and the 25% Amount.

     There is a risk that a redemption of the Units may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Internal Revenue Code and Treasury Regulations thereunder generally provide that a partner's contribution of property to a partnership and the partnership's simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership, unless one of the prescribed exceptions is applicable. Further the disguised sale rules generally provide that, if a partner's transfer of property to the partnership is within two years of the partnership's transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and the circumstances clearly establish that the transfers do not constitute a sale. These rules also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

     Accordingly, if a Unit is redeemed, the IRS could contend that the disguised sale rules apply because the Unit holder will receive consideration subsequent to the Unit holder's (or the Unit holder's predecessor) previous contribution of property to the Operating Partnership. In that event, the IRS could contend that any of the transactions where Unit holders received Units that may be redeemed for common shares that may in turn be sold are taxable as a disguised sale under those rules. Any gain recognized as a result of the disguised sale treatment may be eligible for installment reporting under section 453 of the Internal Revenue Code, subject to certain limitations. EACH UNIT HOLDER SHOULD CONSULT WITH THE UNIT HOLDER'S OWN TAX ADVISOR TO DETERMINE WHETHER A REDEMPTION OF UNITS COULD BE SUBJECT TO THE DISGUISED SALE RULES.

                                  LEGAL MATTERS

     Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003, as amended in the Current Report on Form 8-K filed on September 8, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements of revenues and certain operating expenses for Harrison Pointe Shopping Center, Leesville Shopping Center, TFK Portfolio, Pavilions at San Mateo, Rockwall Market Center, and Lone Star Pavilions for the year ended December 31, 2003, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on September 9, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our website address is http://www.weingarten.com.

     This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     -    Annual Report on Form 10-K for the year ended December 31, 2003

     - Current Reports on Form 8-K filed on September 8, 2004 and September 9, 2004.

     -    Quarterly Report on Form 10-Q for the quarter ended September 30,
          2004.

     - The description of our common shares of beneficial interest contained in our registration statement on Form 8-A filed March 17, 1988

     You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

                           Weingarten Realty Investors
                       2600 Citadel Plaza Drive Suite 300
                              Houston, Texas 77008
                                 (713) 866-6000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

SEC Registration Fee                $    303.75
Accounting Fees and Expenses          25,000.00*
Legal Fees and Expenses               35,000.00*
Miscellaneous                         25,000.00*
                                  ---------------
Total                               $ 85,303.75

_____________
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 9.20 of the Texas REIT Act empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Texas REIT Act further provides that, except to the extent otherwise permitted therein, a trust manager may not be indemnified in respect of a proceeding in which the person is found liable on the basis that a personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of
Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

     Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports or statements, including financial statements and other financial data, concerning the real estate investment trust or another person, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

     Article Sixteen of our amended and restated declaration of trust provides that we shall indemnify officers and trust managers, as set forth below:

          (a) We shall indemnify, to the extent provided in our bylaws, every person who is or was serving as our or our corporate predecessor's director, trust manager or officer and any person who is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person in connection with any proceeding in which he was, is, or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being made a defendant or respondent, by reason, in whole or in part, of his holding or having held a position named above in this paragraph.

          (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, we shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was serving as our or our corporate predecessor's director, trust manager or officer and any person who is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being made a defendant or respondent, by reason, in whole or in part, of his holding or having held a position named above in this paragraph.

     Our bylaws provide that we may indemnify any trust manager or officer who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was serving as our trust manager, officer, employee or agent, or is or was serving at our request in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (1) conducted himself in good faith; (2) reasonably believed that, in the case of conduct in his official capacity, his conduct was in our best interests, and that, in all other cases, his conduct was at least not opposed to our best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to us, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable to us for willful or intentional misconduct in the performance of his duty.

ITEM 16. EXHIBITS.

     3.1       Amended and Restated Declaration of Trust, as amended (filed as
Exhibit 3.1 to our Registration Statement on Form S-3 (No. 33-49206) and incorporated herein by reference).

     3.2       Amendment to the Restated Declaration of Trust (filed as Exhibit
3.2 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

     3.3       Second Amendment to the Restated Declaration of Trust (filed as
Exhibit 3.3 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

     3.4       Third Amendment to the Restated Declaration of Trust (filed as
Exhibit 3.4 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

     3.5 Fourth Amendment of the Restated Declaration of Trust dated April 28, 1999 (filed as Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

     3.6 Fifth Amendment of the Restated Declaration of Trust dated April 20, 2001 (filed as Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

     3.7 Amended and Restated Bylaws (filed as Exhibit 3.2 to our Registration Statement on Form S-3 (No. 33-49206) and incorporated herein by reference).

     4.1 Form of common share certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-104559) and incorporated herein by reference).

     5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered.

     8.1 Form of opinion of Locke Liddell & Sapp LLP as to certain tax matters.

     23.1      Consent of Deloitte & Touche LLP.

     23.2 Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto).

     23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto).

     24.1      Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this

Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of January, 2005.


                                   WEINGARTEN REALTY INVESTORS


                                   By:  /s/ Andrew M. Alexander
                                        ----------------------------------------
                                        Andrew M. Alexander
                                        Chief Executive Officer and President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stanford Alexander, Stephen C. Richter and Andrew M. Alexander, and each of them, with the full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to fill the same, with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                          Title                            Date
-----------------------------  ---------------------------------------------  -----------------
By:  /s/ Stanford Alexander        Chairman of the Board, Trust Manager       January 27, 2005
     ------------------------
     Stanford Alexander

By:  /s/ Andrew M. Alexander        President, Chief Executive Officer        January 27, 2005
     ------------------------                and Trust Manager
     Andrew M. Alexander

By: /s/ J. Murry Bowden                        Trust Manager                  January 27, 2005
     ------------------------
     J. Murry Bowden

By:  /s/ James W. Crownover                    Trust Manager                  January 27, 2005
     ------------------------
     James W. Crownover

By:  /s/ Robert J. Cruikshank                  Trust Manager                  January 27, 2005
     ------------------------
     Robert J. Cruikshank


Signature                                          Title                            Date
-----------------------------  ---------------------------------------------  -----------------

By:  /s/ Melvin A. Dow                         Trust Manager                  January 27, 2005
     ------------------------
     Melvin A. Dow

By:  /s/ Stephen A. Lasher                     Trust Manager                  January 27, 2005
     ------------------------
     Stephen A. Lasher

By:  /s/ Stephen C. Richter    Executive Vice President and Chief Financial   January 27, 2005
     ------------------------                     Officer
     Stephen C. Richter

By:  /s/ Douglas W. Schnitzer                  Trust Manager                  January 27, 2005
     ------------------------
     Douglas W. Schnitzer

By:  /s/ Marc J. Shapiro                       Trust Manager                  January 27, 2005
     ------------------------
     Marc J. Shapiro

By:  /s/ Joe D. Shafer                   Vice President/Controller            January 27, 2005
     ------------------------         (Principal Accounting Officer)
     Joe D. Shafer

                                  EXHIBIT INDEX

Exhibit
Number

3.1       Amended and Restated Declaration of Trust, as amended (filed as
          Exhibit 3.1 to our Registration Statement on Form S-3 (No. 33-49206) and incorporated herein by reference).

3.2 Amendment to the Restated Declaration of Trust (filed as Exhibit 3.2 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

3.3       Second Amendment to the Restated Declaration of Trust (filed as
          Exhibit 3.3 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

3.4       Third Amendment to the Restated Declaration of Trust (filed as Exhibit
          3.4 to our Registration Statement on Form 8-A filed January 19, 1999 and incorporated herein by reference).

3.5 Fourth Amendment of the Restated Declaration of Trust dated April 28, 1999 (filed as Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

3.6 Fifth Amendment of the Restated Declaration of Trust dated April 20, 2001 (filed as Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

3.7 Amended and Restated Bylaws (filed as Exhibit 3.2 to our Registration Statement on Form S-3 (No. 33-49206) and incorporated herein by reference).

4.1 Form of common share certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-104559) and incorporated herein by reference).

5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered.

8.1       Form of opinion of Locke Liddell & Sapp LLP as to certain tax matters.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto).

23.3      Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto).

24.1      Power of Attorney (included on signature page).